UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):             November 14, 2016

NORTHWEST BIOTHERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35737	94-3306718
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4800 Montgomery Lane, Suite 800 Bethesda, MD 20814
(Address of principal executive offices)

(204) 497-9024
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

This report on Form 8-K is being filed in addition to the disclosure of the same subject matter in the Company’s most recent Quarterly Report on Form 10-Q in order to fulfill Nasdaq requirements.

As the Company previously reported, in late October and thereafter, the Company engaged in discussions with institutional investors interested in providing financing. Under Nasdaq Listing Rule, the number of shares which the Company may issue is limited in certain types of transactions (and not similarly limited in other types of transactions).  The number of shares which the investors were interested to purchase may exceed the maximum number of shares issuable by the Company in the type of transaction contemplated.

While this issue is being addressed, the Company has entered into a debt financing.  On November 4, 2016, the Company entered into Promissory Note Agreements (the “Notes”) for $2.5 million principal amount. The Notes are not convertible; they have one-year maturity and 10% annual interest, with the interest payable at maturity. No equity or derivative equity securities were issued in connection with this transaction.

In connection with the discussions with the investors, the Company contacted Nasdaq to make the necessary filings for Listing of Additional Shares and to pursue a determination of the maximum number of shares the Company may issue to the investors. On November 1, 2016, the Company submitted to Nasdaq information about the Company’s financing transactions during the preceding six-month period.

As reported in the Company’s quarterly report on form 10-Q, on November 7, 2016 the Company received a letter from Nasdaq indicating that certain of the Company’s financing transactions did not comply with Nasdaq’s Listing Rule 5635(d). The Nasdaq Staff had determined to aggregate a series of transactions that were completed  between May 15, 2016 and October 13, 2016 for purposes of assessing whether the 20% threshold for shareholder approval had been triggered for issuances priced below the applicable market price. These transactions included repricing of existing common stock purchase warrants and issuances of new common shares and common stock purchase warrants.

As also reported in the Company’s 10-Q, the Company and its representatives are in discussions with the Nasdaq Staff regarding available avenues for remediation, and the Company intends to submit its plan of remediation to Nasdaq on or before the November 18, 2016 deadline established by Nasdaq (The Nasdaq Staff shortened the 45 day period for submitting a plan, pursuant to their discretionary authority under Listing Rule 5101. The Staff based this determination on the Company’s recent shareholder approval violation, pending bid price grace period and concerns about the Company’s internal processes for review of transactions such as these). If Nasdaq does not accept the plan of remediation, Nasdaq may issue a notice of delisting. The Company would then have the right to request a hearing before an independent Nasdaq Listing Qualifications Panel (the “Panel”). A request for a hearing would stay any suspension or delisting action pending the hearing and the expiration of any additional extension period granted by the Panel. The Panel would have the discretion to grant the Company an extension period of up to 180 calendar days from the date of the delisting letter within which the Company would be required to demonstrate compliance with all applicable listing requirements. Notwithstanding the foregoing, there can be no assurance that the Company will be able to satisfy the applicable listing requirements and maintain its listing on The Nasdaq Stock Market.

As previously reported, on June 24, 2016 the Company was advised by the Nasdaq Staff that it no longer meets the $1.00 per share requirement for continued listing pursuant to Nasdaq Listing Rule 5550(a)(2) and was granted a grace period through December 21, 2016 in which to regain compliance. Compliance can be achieved by maintaining a closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days. If the Company does not regain compliance by December 21, 2016, the Company may be eligible for a second 180-day grace period if it meets the initial listing standards (with the exception of the bid price and market value of publicly held shares requirements) for The Nasdaq Capital Market, which the Company does not currently meet, and provides written notice to Nasdaq of its intention to cure the deficiency during the second 180-day grace period, by effecting a reverse stock split, if necessary, and satisfying any other applicable requirements.  If the Company does not regain compliance by December 21, the Staff would issue a notice of delisting and the Company would at that time have the opportunity to request a hearing in accordance with the above-described procedures.

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

NORTHWEST BIOTHERAPEUTICS, INC.

Date: November 14, 2016	By:	/s/ Linda F. Powers
Name: Linda F. Powers
Title: Chief Executive Officer